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AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT

    THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of October 31, 2000, by and among Avocent Employment Services Co. (formerly known as Polycon Investments, Inc.), a Texas corporation ("Employer"), Avocent Corporation, a Delaware corporation, and R. Byron Driver (the "Employee").

RECITALS

    WHEREAS, the Employer is a direct or indirect subsidiary of Avocent Corporation engaged in the business of leasing employees to Avocent Corporation and its affiliates, including Apex Inc. ("Apex") and Cybex Computer Products Corporation ("Cybex");

    WHEREAS, Avocent Corporation and its affiliates (collectively referred to in this Agreement as "Avocent") are engaged in the business of designing, manufacturing, and selling stand-alone console/ KVM switching systems, console/KVM remote access products, and integrated server cabinet solutions for the client/server computing market;

    WHEREAS, Employee, Employer, and Cybex entered into that certain Employment and Noncompetition Agreement dated July 1, 1999 (the "Original Employment Agreement"); and

    WHEREAS, on March 8, 2000, Apex, Cybex, and Avocent Corporation entered into an Agreement and Plan of Reorganization dated March 8, 2000 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, (i) Apex Acquisition Corp., a wholly-owned subsidiary of Avocent, merged with and into Apex on July 1, 2000 (the "Apex Merger"), and upon the Apex Merger, Apex became a wholly-owned subsidiary of Avocent, and (ii) Cybex Acquisition Corp., a wholly-owned subsidiary of Avocent, merged with and into Cybex (the "Cybex Merger") on July 1, 2000, and upon the Cybex Merger, Cybex also became a wholly-owned subsidiary of Avocent; and

    WHEREAS, for and in consideration of an increase in base pay, certain incentive bonus eligibility and awards, and an award of stock options that would not otherwise be made to Employee, Employer, Employee, Cybex, and Avocent now wish to amend and restate the Original Employment Agreement with this Amended and Restated Employment and Noncompetition Agreement.

AGREEMENT

    THE PARTIES HERETO AGREE AS FOLLOWS:

    1.  DUTIES.  During the term of this Agreement, the Employee agrees to be employed by Employer and to serve Avocent as its Senior Vice President of Operations and Chief Operating Officer, and Employer agrees to employ the Employee and lease the Employee to Avocent to serve Avocent in such capacities. The Employee shall devote such of his business time, energy, and skill to the affairs of Avocent and Employer as shall be necessary to perform the duties of Senior Vice President of Operations and Chief Operating Officer. The Employee shall report to the President of the Employer, Cybex, and Avocent Corporation and to the Boards of Directors of the Employer, Cybex, and Avocent Corporation, and at all times during the term of this Agreement, the Employee shall have powers and duties at least commensurate with his position as Senior Vice President of Operations and Chief Operating Officer of Avocent Corporation.

    2.  TERM OF EMPLOYMENT.

      2.1  DEFINITIONS.  For purposes of this Agreement the following terms shall have the following meanings:

        (a) "TERMINATION FOR CAUSE" shall mean termination by the Employer of the Employee's employment by the Employer by reason of the Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Employer or Avocent or by reason of the Employee's willful material breach of this Agreement which has resulted in material injury to the Employer or Avocent.

        (b) "TERMINATIONS OTHER THAN FOR CAUSE" shall mean termination by the Employer or Avocent Corporation of the Employee's employment by the Employer (other than in a Termination for Cause) and shall include any constructive termination of the Employee's employment by reason of material breach of this Agreement by the Employer or Avocent, such constructive termination to be effective upon thirty (30) days written notice from the Employee to the Employer of such constructive termination.

        (c) "VOLUNTARY TERMINATION" shall mean termination by the Employee of the Employee's employment by the Employer other than (i) constructive termination as described in subsection 2.1(b), (ii) "Termination Upon a Change in Control" as described in Section 2.1(e), and (iii) termination by reason of the Employee's disability or death as described in Sections 2.5 and 2.6.

        (d) "TERMINATION UPON A CHANGE IN CONTROL" shall mean (i) a termination by the Employee of the Employee's employment with the Employer or services to Avocent within six (6) months following any "Change in Control" other than any "Change in Control" contemplated by or described in the Reorganization Agreement and/or resulting from the closing of the transactions described in the Reorganization Agreement including, without limitation, the Cybex Merger, the Apex Merger, and the Merger (as such terms are defined in the Reorganization Agreement), or (ii) any termination by the Employer or Avocent Corporation of the Employee's employment by the Employer (other than a Termination for Cause) within eighteen (18) months following any "Change in Control" other than any "Change in Control" contemplated by or described in the Reorganization Agreement and/or resulting from the closing of the transactions described in the Reorganization Agreement including, without limitation, the Cybex Merger, the Apex Merger, and the Merger (as such terms are defined in the Reorganization Agreement).

        (e) "CHANGE IN CONTROL" shall mean any one of the following events:

           (i) Any person (other than Avocent) acquires beneficial ownership of Employer's, Cybex's, or Avocent Corporation's securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of Employer's, Cybex's, or Avocent Corporation's then outstanding stock. For purposes of this Agreement, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Employer's, Cybex's, or Avocent Corporation's securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

          (ii) Within any twenty-four (24) month period, the individuals who were Directors of Avocent Corporation at the beginning of any such period, together with any other Directors first elected as directors of Avocent Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of Avocent Corporation.

          (iii) Avocent Corporation's stockholders approve:

            (1) any consolidation or merger of Avocent Corporation in which Avocent Corporation is not the continuing or surviving corporation or pursuant to which shares of Avocent Corporation common stock would be converted into cash, securities or other property, other than a merger or consolidation of Avocent Corporation in which the holders of Avocent Corporation's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

            (2) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Avocent Corporation.

    Notwithstanding subparagraphs (e)(iii)(1) and (e)(iii)(2) above, the term "Change in Control" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Avocent Corporation is owned, directly or indirectly, by a holding company, and the holders of Avocent Corporation's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

          (iv) Cybex's stockholders approve:

            (1) any consolidation or merger of Cybex in which Cybex is not the continuing or surviving corporation or pursuant to which shares of Cybex common stock would be converted into cash, securities or other property, other than a merger or consolidation of Cybex (including a merger of Cybex into Avocent Corporation) in which the holders of Cybex's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

            (2) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Cybex.

    Notwithstanding subparagraphs (e)(iv)(1) and (e)(iv)(2) above, the term "Change in Control" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cybex is owned, directly or indirectly, by a holding company, and the holders of Cybex's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

      2.2  BASIC TERM.  The term of employment of the Employee by the Employer shall be for the period beginning immediately prior to the closing of the Cybex Merger (as described in the Reorganization Agreement) on July 1, 2000, and ending on December 31, 2004, unless terminated earlier pursuant to this Section 2. At any time before December 31, 2004, the Employer and the Employee may by mutual written agreement extend the Employee's employment under the terms of this Agreement for such additional periods as they may agree.

      2.3  TERMINATION FOR CAUSE.  Termination For Cause may be effected by the Employer at any time during the term of this Agreement and shall be effected by thirty (30) days written notification to the Employee from the Boards of Directors of Employer and Avocent Corporation stating the reason for termination. Upon Termination For Cause, the Employee immediately shall be paid all accrued salary, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

      2.4  TERMINATION OTHER THAN FOR CAUSE.  Notwithstanding anything else in this Agreement, the Employer may effect a Termination Other Than For Cause at any time upon giving thirty (30) days written notice to the Employee of such termination. Upon any Termination Other Than For Cause, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

      2.5  TERMINATION BY REASON OF DISABILITY.  If, during the term of this Agreement, the Employee, in the reasonable judgment of the Board of Directors of Avocent, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, the Employer shall have the right to terminate the Employee's employment hereunder by delivery of written notice to the Employee at any time after such six month period and payment to the Employee of all accrued salary, bonus compensation in an amount equal to the average annual bonus earned by the Employee as an employee of Avocent and its affiliates and predecessors in the two (2) years immediately preceding the date of termination, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans (including having the vesting of any awards granted to the Employee under any Cybex or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

      2.6  TERMINATION BY REASON OF DEATH.  In the event of the Employee's death during the term of this Agreement, the Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Employer shall pay to his estate or such beneficiaries as the Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans (including having the vesting of any awards granted to the Employee under any Cybex or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

      2.7  VOLUNTARY TERMINATION.  Notwithstanding anything else in this Agreement, the Employee may effect a Voluntary Termination at any time upon giving thirty (30) days written notice to the Employer of such termination. In the event of a Voluntary Termination, the Employer shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

      2.8  TERMINATION UPON A CHANGE IN CONTROL.  In the event of a Termination Upon a Change in Control, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee's rights under such plans (including having the vesting of any awards granted to the Employee under any Cybex or Avocent stock option plans fully accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind. Employee acknowledges and agrees that the transactions described in the Reorganization Agreement including, without limitation, the Cybex Merger, the Apex Merger, and the Merger do not constitute, and shall not be construed retroactively or otherwise as constituting, a "Change in Control" as defined in Section 2.1(e) and that any future termination of Employee's employment with Employer will not constitute a "Termination Upon A Change in Control" under Section 2.1(d) or this Section 2.8 unless there is a Change in Control as defined in Section 2.1(e) of this Agreement after the date of this Agreement.

    3.  SALARY, BENEFITS AND BONUS COMPENSATION.

      3.1  BASE SALARY.  Effective July 1, 2000, as payment for the services to be rendered by the Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Employer agrees to pay to the Employee a "Base Salary" at the rate of $180,000 per annum, payable in equal bi-weekly installments. The Base Salary for each calendar year (or proration thereof) beginning January 1, 2001 shall be determined by the Board of Directors of Avocent Corporation upon a recommendation of the Compensation Committee of Avocent Corporation (the "Compensation Committee"), which shall authorize an increase in the Employee's Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the "Consumer Price Index, Huntsville, Alabama, All Items," published by the U.S. Department of Labor (using July 1, 2000, as the base date for computation prorated for any partial year). The Employee's Base Salary shall be reviewed annually by the Board of Directors and the Compensation Committee of Avocent Corporation.

      3.2  BONUSES.  The Employee shall be eligible to receive a bonus for each calendar year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors of Avocent Corporation based upon its evaluation of the Employee's performance during such year. All such bonuses shall be payable during the last month of the fiscal year or within forty-five (45) days after the end of the fiscal year to which such bonus relates. All such bonuses shall be reviewed annually by the Compensation Committee of Avocent Corporation.

      3.3  ADDITIONAL BENEFITS.  During the term of this Agreement, the Employee shall be entitled to the following fringe benefits:

        (a)  THE EMPLOYEE BENEFITS.  The Employee shall be eligible to participate in such of Avocent's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of or Avocent, including, without limitation, stock option plans, Section 401(k) plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Cybex or Avocent, the Employee's employment with the Employer (or any successor) will be deemed to have commenced on the date that Employee first commenced employment with Cybex, which was August 17, 1992.

        (b)  VACATION.  The Employee shall be entitled to vacation in accordance with the Avocent Corporation's vacation policy but in no event less than three weeks during each year of this Agreement.

        (c)  LIFE INSURANCE.  For the term of this Agreement and any extensions thereof, the Employer shall at its expense procure and keep in effect term life insurance on the life of the Employee, payable to such beneficiaries as the Employee may from time to time designate, in an aggregate amount equal to the lesser of (i) three times the Employee's Base Salary or (ii) $500,000. Such policy shall be owned by the Employee or by any person or entity with an insurable interest in the life of the Employee.

        (d)  REIMBURSEMENT FOR EXPENSES.  During the term of this Agreement, the Employer or Avocent Corporation shall reimburse the Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Employee in connection with his duties under this Agreement.

    4.  SEVERANCE COMPENSATION.

      4.1  SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL.  In the event the Employee's employment is terminated in a Termination Upon a Change in Control, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of termination of this Agreement, on the dates specified in Section 3.1, and an amount equal to the average annual bonus earned by the Employee as an employee of Avocent Corporation and its affiliates and predecessors in the two (2) years immediately preceding the date of termination. Notwithstanding anything in this Section 4.1 to the contrary, the Employee may in the Employee's sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Employer a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.1. Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate of 90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice. If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee's election. The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Cybex or Avocent stock option plans fully accelerated. The Employee shall be provided with medical plan benefits under any health plans of Avocent or Employer in which the Employee is a participant to the full extent of the Employee's rights under such plans for a period of 12 months from the date of termination of this Agreement; provided, however, that the benefits under any such plans of Employer or Avocent in which the Employee is a participant, including any such perquisites, shall cease upon employment by a new employer.

      4.2  SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE.  In the event the Employee's employment is terminated in a Termination Other Than for Cause, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1, and an amount equal to the average annual bonus earned by the Employee as an employee of Avocent Corporation and its affiliates and predecessors in the two (2) years immediately preceding the date of termination. Notwithstanding anything in this Section 4.2 to the contrary, the Employee may in the Employee's sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Other Than for Cause, elect to receive from the Employer a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.2. Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice. If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee's election. The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Cybex or Avocent stock option plans fully accelerated.

      4.3  NO SEVERANCE COMPENSATION UNDER OTHER TERMINATION.  In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Employee's disability pursuant to Section 2.5, or termination by reason of the Employee's death pursuant to Section 2.6, the Employee or his estate shall not be paid any severance compensation.

    5.  NON-COMPETITION OBLIGATIONS.  Unless waived or reduced by the Employer or Avocent, during the term of this Agreement and for a period of 12 months thereafter, the Employee will not, without the Employer's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the United States, Canada, or Europe which is substantially similar to or in direct competition with any of the business activities of or services provided by the Employer at such time. Notwithstanding the foregoing, the ownership by the Employee of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5.

    6.  MISCELLANEOUS.

      6.1  PAYMENT OBLIGATIONS.  If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Employer and Avocent Corporation, to the extent permitted by applicable law and the Employer's and Avocent Corporation's Articles of Incorporation and Bylaws, each hereby indemnifies the Employee for the Employee's reasonable attorneys' fees and disbursements incurred in such litigation.

      6.2  GUARANTEE.  Avocent Corporation hereby unconditional and irrevocable guarantees the payment obligations of the Employer under this Agreement, including, without limitation, the Employer's obligations under Section 6.1 hereof.

      6.3  WITHHOLDINGS.  All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

      6.4  WAIVER.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

      6.5  ENTIRE AGREEMENT; MODIFICATIONS.  Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, the Original Employment Agreement, and any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to the Employee from the Employer or Avocent Corporation. In particular, Employee acknowledges and agrees that the terms and conditions of this Agreement (and not the Original Employment Agreement) shall apply to all stock option awards granted to Employee under any Cybex or Avocent stock option plan (including, without limitation, Employee's September 18, 2000 stock option award from Avocent Corporation). All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

      6.6  NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon hand delivery to an officer of the Employer or the Employee, as the case may be, or upon three (3) days after mailing to the respective persons named below:

If to the Employer/Avocent:	Avocent Corporation
4991 Corporate Drive Huntsville, AL 35805 Attn: Executive Vice President Copy to General Counsel
If to the Employee:	R. Byron Driver [ ] [ ]

      Any party may change such party's address for notices by notice duly given pursuant to this Section 6.6.

      6.7  HEADINGS.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

      6.8  GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. The Employee, the Employer, and Avocent Corporation each hereby expressly consents to the exclusive venue of the state and federal courts located in Huntsville, Madison County, Alabama, for any lawsuit arising from or relating to this Agreement.

      6.9  ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Huntsville, Alabama, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

      6.10  SEVERABILITY.  If a court or other body of competent jurisdiction determines that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

      6.11  SURVIVAL OF EMPLOYER'S OBLIGATIONS.  The Employer's and Avocent Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Employer or Avocent Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Employer or Avocent Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Employer (except to an affiliate of the Employer (including Avocent Corporation) in which event the Employer shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Employee.

      6.12  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

      6.13  INDEMNIFICATION.  In addition to any rights to indemnification to which the Employee is entitled to under the Employer's Articles of Incorporation and Bylaws, the Employer and Avocent Corporation shall indemnify the Employee at all times during and after the term of this Agreement to the maximum extent permitted under the corporation laws of the State of Delaware and any other applicable state law, and shall pay the Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

      6.14  INDEMNIFICATION FOR SECTION 4999 EXCISE TAXES.  In the event that it shall be determined that any payment or other benefit paid by the Employer or Avocent Corporation to or for the benefit of the Employee under this Agreement or otherwise, but determined without regard to any additional payments required under this Amendment (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then the Employer and Avocent Corporation shall indemnify the Employee for such Excise Tax in accordance with the following:

        (a) The Employee shall be entitled to receive an additional payment from the Employer and/or Avocent Corporation equal to (i) one hundred percent (100%) of any Excise Tax actually paid or finally or payable by the Employee in connection with the Payments, plus (ii) an additional payment in such amount that after all taxes, interest and penalties incurred in connection with all payments under this Section 2(a), the Employee retains an amount equal to one hundred percent (100%) of the Excise Tax.

        (b) All determinations required to be made under this Section shall be made by the Avocent Corporation's primary independent public accounting firm, or any other nationally recognized accounting firm reasonably acceptable to the Avocent Corporation and the Employee (the "Accounting Firm"). Avocent Corporation shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Employer and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code). The payments to which the Employee is entitled pursuant to this Section shall be paid by the Employer and/or Avocent Corporation to the Employee in cash and in full not later than thirty (30) calendar days following the date the Employee becomes subject to the Excise Tax.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVOCENT EMPLOYMENT SERVICES, INC.:
By:	/s/ JULIE YARBROUGH
Its:	President
AVOCENT CORPORATION:
By:	/s/ DOYLE C. WEEKS
Its:	Executive Vice President
EMPLOYEE:
/s/ R. BYRON DRIVER R. Byron Driver

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AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT
RECITALS
AGREEMENT